Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between FIRST CAROLINA BANK, a North Carolina banking corporation (the “Bank”) and Steven Deaton (the “Employee”) to be effective as of March 7th, 2022 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the expertise and experience of Employee in the financial services industry are extremely valuable to the Bank; and

WHEREAS, it is in the best interests of the Bank and its shareholders to maintain an experienced and sound executive management team to manage the Bank and to further the Bank’s overall strategies to protect and enhance the value of its shareholders’ investments; and

WHEREAS, the Bank and Employee desire to enter into this Agreement to document the scope, terms and conditions of Employee’s employment by the Bank; and

WHEREAS, the Bank and Employee desire to enter into this Agreement to also provide Employee with security in the event of a change in control of the Bank and to ensure the continued loyalty of Employee during any such change in control in order to maximize shareholder value as well as the continued safe and sound operation of the Bank.

NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Bank and Employee hereby agree as follows:

1.

Employment. The Bank hereby agrees to employ Employee, and Employee hereby accepts such employment and agrees to continue to serve as an officer of the Bank, all upon the terms and conditions stated herein. As an officer of the Bank, Employee will (i) serve as Chief Credit Officer, and (ii) have such other duties and responsibilities, and render to the Bank such other management services, as are customary for persons in Employee’s position or as shall otherwise be reasonably assigned to Employee from time to time by the Bank. Employee shall faithfully and diligently discharge Employee’s duties and responsibilities under this Agreement and shall use Employee’s best efforts to implement the policies established by the Bank. Employee agrees to devote such number of hours of Employee’s working time and endeavors to the employment granted hereunder as the parties hereto shall deem to be necessary to discharge Employee’s duties hereunder, and, for so long as employment hereunder shall exist, Employee shall not engage in any other occupation which requires a significant amount of Employee’s personal attention during the Bank’s regular business hours or which otherwise interferes with Employee’s attention to or performance of Employee’s duties and responsibilities as an officer of the Bank except with the prior written consent of the Bank. However, nothing herein contained shall restrict or prevent Employee from personally, and for Employee’s own account, trading in stocks, bonds, securities, real estate or other forms of investment for Employee’s own benefit so long as said activities do not interfere with Employee’s attention to or performance of Employee’s duties and responsibilities as an officer of the Bank, and provided further, that such activities do not amount, in the Bank’s sole discretion, to direct competition with the Bank.

2.

Compensation. For all services rendered by Employee to the Bank under this Agreement, the Bank shall pay Employee a base salary at an annualized rate of Three Hundred Twenty Five Thousand Dollars ($325,000). The rate of such salary shall be reviewed by the Chief Executive Officer of the Bank not less often than annually during the Term (as defined below) of this Agreement and may be increased, but not decreased, during the Term hereof unless such decrease is part of a corporate plan for all similarly situated employees. Salary paid under this Agreement shall be payable not less frequently than monthly on the Bank’s regularly scheduled paydays in accordance with the Bank’s payroll practices and procedures. All compensation of Employee shall be subject to customary withholding taxes and such other employment taxes or deductions as are required by law or properly requested by Employee.

3.

Participation in Retirement and Employee Benefit Plans; Fringe Benefits. Subject to the terms and conditions of this Agreement, Employee shall be entitled to participate in any and all employee benefit programs and compensation plans from time to time maintained by the Bank (or its parent company, First Carolina Financial Services, Inc. (the “Company”)) and available to other similarly-situated employees of the Bank, all in accordance with the terms and conditions (including eligibility requirements) of such programs and plans, resolutions of the Bank’s (or the Company’s) Board of Directors establishing such programs and plans, and the Bank’s normal practices and established policies regarding such programs and plans. Employee acknowledges and agrees that the Bank has the unilateral right to amend, modify or terminate its employee benefit plans or policies at any time during the Term, with or without prior notice, subject to applicable law.

In addition to the other compensation and benefits described in this Agreement, and subject to this Section 3, the Bank agrees as follows:

(i)

The Bank shall reimburse Employee for all reasonable expenses incurred by Employee in the performance of Employee’s duties under this Agreement and documented to the reasonable satisfaction of the Bank pursuant to established policies.

(ii)

The Bank, subject to applicable eligibility requirements, shall provide Employee major medical insurance coverage under a policy at least equivalent to the major medical insurance coverage, if any, generally provided to active full-time employees of the Bank from time to time.

(iii)

The Bank shall permit Employee to participate in incentive or bonus compensation plans existing on the date of this Agreement or adopted by the Bank or the Company during the Term of this Agreement and available to similarly-situated employees of the Bank. The Bank’s incentive or bonus compensation programs and plans may be amended or terminated at any time in the discretion of the Bank.

(iv)

The Bank shall permit Employee to participate (to the extent permissible under applicable laws and regulations) in all savings, pension and retirement plans, policies and programs available to similarly-situated employees of the Bank. Without limiting the foregoing, such plans shall include the Bank’s 401 (k) Savings Plan.

4.

Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Employee or the Bank to terminate Employee’s employment at any time as provided herein, the initial term of this Agreement and Employee’s employment with the Bank hereunder shall be for a period commencing on the Effective Date and continuing for a period of two (2) years. Upon the first anniversary of the Effective Date, and upon each subsequent anniversary of the same, the term of this Agreement shall automatically be extended for an additional one (1) year period under the terms and conditions set forth herein, unless written notice is provided by either party to the other party no later than sixty (60) days prior to such anniversary and the expiration of the then current term (the “Current Term”), notifying the other party that this Agreement shall not be further extended. The initial two (2) year term of this Agreement and each additional one (1) year renewal year will be referred to herein collectively as the “Term.” The giving of notice, in and of itself, by Bank of non-renewal of the Agreement sixty (60) days or more in advance of expiration of the Current Term shall not constitute a termination of Employee’s employment entitling Employee to any separation or termination pay hereunder.

5.

Confidentiality; Noncompetition. Employee hereby acknowledges and agrees that (i) in the course of Employee’s service as an officer of the Bank, Employee will gain substantial knowledge of and familiarity with the Bank’s customers and its dealings with such customers, and other information concerning the Bank’s business and the business of the Bank’s Affiliates, all of which constitute valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and, (ii) in order to protect the Bank’s interest in and to assure the Bank of the benefit of its business, it is reasonable and necessary to place certain restrictions on Employee’s ability to compete against the Bank and on Employee’s disclosure of information about the Bank’s business and customers (and the business and customers of the Bank’s Affiliates). Employee further acknowledges and agrees that the covenants against competition set forth below are intended to be enforceable pursuant to O.C.G.A.§ 13-8-53(a) in that, in Employee’s capacity as an officer and employee of the Bank, Employee will (A) customarily and regularly solicit customers or prospective customers for the Bank; (B) customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be performed by others; (C) (1) have a primary duty of managing a customarily recognized department or subdivision of the Bank, (2) customarily and regularly direct the work of two or more other employees, and (3) have particular weight given to suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; and (D) perform the duties of a “key employee” (as defined in O.C.G.A.§ 13-8-51(8)) of the Bank. For these reasons, and in consideration of the Bank’s agreements contained herein, Employee covenants and agrees as provided below.

(a)

Covenant Not to Compete. Employee will not Compete (as defined below) with the Bank within the Relevant Market (as defined below) during the twelve (12) month period immediately following the date of termination of Employee’s employment with the Bank for any reason. In addition to the foregoing covenant. Employee expressly agrees not to Compete with the Bank during the Term of this Agreement and, if the Term of this Agreement shall expire or not be renewed in accordance with its terms, during any period of employment with the Bank thereafter that Employee shall remain employed by the Bank. If the Term of this Agreement shall expire or not be renewed and Employee remains employed by the Bank thereafter, the non-compete period referenced in the first sentence of this Section 5(a) shall commence upon the date of termination of Employee’s employment with the Bank.

(b)

Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

Affiliate. The term “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

Compete. The term “Compete” means: (i) directly or indirectly soliciting or securing deposits from any Person residing in the Relevant Market for any Financial Institution; (ii) directly or indirectly soliciting any Person residing in the Relevant Market to become a borrower from any Financial Institution with which such Person has no prior relationship or assisting (other than through the performance of ministerial or clerical duties) any Financial Institution with which such Person has no prior relationship in making loans to any such Person; (iii) directly or indirectly inducing or attempting to induce any Person who was a Customer of the Bank on the date of termination of Employee’s employment with the Bank, to change such Customer’s depository, loan and/or other banking relationship from the Bank to another Financial institution; (iv) acting as a consultant, officer, director, independent contractor, or employee of any Financial Institution that has its main or principal office in the Relevant Market, or, in acting in any such capacity with any other Financial Institution, maintaining an office or being employed at or assigned to or to have any direct involvement in the management, business or operation of any office of such Financial Institution located in the Relevant Market; (v) directly or indirectly communicating to any Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of the Bank at the date of Employee’s termination of employment with the Bank; (vi) directly or indirectly inducing or attempting to induce any person who is an employee of the Bank or the Company on the date of termination of Employee’s employment with the Bank to terminate such person’s employment with the Bank or the Company; (vii) holding a position based in or with responsibility for all or part of the Relevant Market, with any Financial Institution, whether as employee, consultant, or otherwise, (A) in which Employee will have duties, or will perform or be expected to perform services for such Financial Institution, that is or are the same as or substantially similar to the position held by Employee or those duties or services actually performed by Employee for the Bank within the twelve (12) month period immediately preceding the termination of Employee’s employment with the Bank, or (B) in which Employee will use or disclose or be reasonably expected to use or disclose any Confidential Information of the Bank or the Company for the purpose of providing, or attempting to provide, such Financial Institution with a competitive advantage in relation to the Bank; or (vii) otherwise being employed by or providing material services to any business that, within the Relevant Market, engages in business activities, or provides products or services, that are the same as or similar to the activities, products, or services conducted, authorized, offered, or provided by the Bank within the twelve (12) months prior to the termination of Employee’s employment.

Customer. The term “Customer” means any Person with whom the Bank has or had a depository, loan and/or other banking relationship during the twelve (12) month period immediately preceding the (x) the conduct in question, if such conduct occurs prior to the termination of Employee’s employment with the Bank, or (y) the effective date of the termination of Employee’s employment with the Bank, if the conduct in question occurs on or after such date, and in either case with whom Employee had “material contact” (as defined in O.C.G.A.§ 13-8-51(10)) in the course of Employee’s employment with the Bank.

Financial Institution. The term “Financial Institution” means: (A) any federal or state chartered bank, savings bank, savings and loan association or credit union, or any holding company for or corporation that owns or controls any such entity; (B) any subsidiary of any federal or state chartered bank, savings bank, savings and loan association or credit union; and/or (C) any other Person engaged in the business of making loans of any type or receiving deposits, other than the Bank.

Person. The term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

Relevant Market. The term “Relevant Market” means within a fifty (50) mile radius of the Bank’s location in Atlanta, Georgia.

Provisions in the foregoing definitions calling for the application of a “look back” period prior to the termination of Employee’s employment with the Bank are intended solely as a means of identifying the Persons or activities to which such restrictions apply and are not intended to extend the length of the restrictions.

(c)

Confidentiality Covenant. Employee covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Bank, the Company, or their banking business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the Bank’s customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer systems and software, shareholders, directors and employees (herein referred to as “Confidential Information”) are proprietary to the Bank and are valuable, special and unique assets of the Bank’s business to which Employee will have access during Employee’s employment with the Bank. Employee agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of the Bank, and (ii) at all times during the term of Employee’s employment with the Bank and following the termination of Employee’s employment for any reason, and except as shall be required in the course of the performance of Employee’s duties on behalf of the Bank or otherwise pursuant to the direct, written authorization of the Bank or the Company, as applicable, Employee will not: divulge any such Confidential Information to any other Person or Financial Institution; remove any such Confidential Information in written or other recorded form from the Bank’s premises; or make any use of any Confidential Information for Employee’s own purposes or for the benefit of any Person or Financial Institution other than the Bank. However, the term Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public (provided that Employee was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank’s consent); or (iii) is obtained by Employee from a third party which or who is not obligated under an agreement of confidentiality with respect to such information. Any trade secrets of the Bank or the Company will be entitled to all of the protections and benefits under the Georgia Trade Secrets Act of 1990, as amended, and any other applicable law. If any information that the Bank or the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof. Notwithstanding the covenants contained in this Section 5(c), Employee may disclose Confidential Information, solely to the extent that Employee is required to disclose such information by law, provided that prior to such disclosure the Employee (i) notifies the Bank of the existence and terms of such obligation, (ii) gives the Bank a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

Pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(d)

Remedies for Breach. Employee understands and agrees that Employee’s breach or violation of the covenants contained in Sections 5(a) or 5(c) of this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to the Bank and/or the Company, and that it would be difficult to ascertain the amount of monetary damages that would result from any such violation. In the event of Employee’s actual or threatened breach or violation of the covenants contained in Sections 5(a) or 5(c), the Bank and/or the Company shall be entitled to bring a civil action in any court of competent jurisdiction seeking an injunction restraining Employee from violating or continuing to violate those covenants or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Employee agrees that, if the Bank or the Company institutes any action or proceeding against Employee seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Employee shall be deemed to have waived the claim or defense that the Bank or the Company has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by the Bank or the Company of any such right, remedy, power or privilege shall not preclude the Bank or the Company or their respective successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to them for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Bank or the Company.

Notwithstanding anything contained herein to the contrary, Employee agrees that the provisions of Sections 5(a) and 5(c) above and the remedies provided in this Section 5(d) for a breach by Employee shall be in addition to and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of the Bank under the Georgia Trade Secrets Act of 1990, as amended, or any other state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

(e)

Judicial Modification. The parties intend and agree that if any portion of this Section 5 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms will be removed by the applicable court and replaced with terms that are valid and enforceable to the maximum extent permitted by law and that come closest to expressing the intention of such invalid or unenforceable terms.

(f)

Return of Property. Upon the termination of Employee’s employment with the Bank, or at any time upon request of the Bank or the Company, as applicable, the Employee will immediately return to the Bank and the Company, as applicable, all Confidential Information in any form along with all personal property belonging to the Bank or the Company that is in Employee’s possession or control, including, without limitation, all records, papers, files, drawings, notes, specifications, marketing materials, software, reports, proposals, equipment, or any other device, material, document or possession, however obtained, including any and all copies of the foregoing (all of which materials are referred to herein as “Bank Property”). Such Bank Property shall be returned in the same condition as when provided to Employee, reasonable wear and tear excepted.

(g)

Survival of Covenants. Employee’s covenants and agreements and the Bank’s and the Company’s rights and remedies provided for in this Section 5 shall survive any termination of this Agreement or Employee’s employment with the Bank for any cause or reason. For the avoidance of doubt and not by way of limitation, Employee agrees that the Bank’s Affiliates, including the Company, are intended third party beneficiaries of Employee’s confidentiality and noncompetition covenants and agreements contained herein and shall be entitled to enforce the same as if a party to this Agreement.

6.

Termination and Termination Pay.

(a)

Employee’s employment under this Agreement may be terminated at any time by Employee upon sixty (60) days prior written notice to the Bank. During the notice period described in this Section 6(a), the Bank may, in its sole discretion, relieve Employee of some or all of Employee’s duties during the notice period, but the Bank will continue to provide Employee with all required salary and benefits during such period, unless Employee’s employment is terminated during such notice period as described in Sections 6(b), 6(c), 6(d), or 6(e) below.

(b)

Employee’s employment under this Agreement shall be automatically terminated upon the death of Employee during the Term of this Agreement on the date of Employee’s death. Upon any such termination, Employee’s estate shall be entitled to receive any compensation due to Employee computed through the last day of the calendar month in which Employee’s death shall have occurred but which remains unpaid.

(c)

Employee’s employment under this Agreement may be terminated by the Bank based upon Employee’s “Disability” as hereafter defined. For purposes of this Agreement, the term “Disability” shall mean that the Employee is unable to perform the essential functions of Employee’s job by reason of illness, physical or mental disability or other incapacity, with or without a reasonable accommodation, for more than ninety (90) days (which need not be consecutive) within any twelve (12) month period: provided, however, nothing herein shall give the Bank the right to terminate Employee prior to discharging its obligations to Employee, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act, or any other applicable law. Upon any such termination, Employee has no further rights to receive payments for compensation or benefits under this Agreement, with the exception of any vested benefits of Employee under any employee benefits plan of the Bank and payment for any accrued, unpaid salary through the date of termination.

(d)

The Bank may terminate Employee’s employment at any time for “Cause” (as defined below). Any termination of Employee’s employment which is for “Cause” shall mean that Employee has no further rights to receive payments for compensation or benefits under this Agreement, with the exception of any vested benefits of Employee under any employee benefits plan of the Bank and payment for any accrued, unpaid salary through the date of termination.

For purposes of this Agreement, the Bank shall have “Cause” to terminate Employee’s employment upon:

(i)

A determination by the Bank, in good faith, that Employee (A) has breached in any material respect any of the terms or conditions of this Agreement or any other agreement between Employee and the Bank or the Company, or (B) is engaging or has engaged in willful conduct which is materially detrimental to the business prospects of the Bank or the Company or which has had or likely will have a material adverse effect on the Bank’s or the Company’s business or reputation. Prior to any termination by the Bank of Employee’s employment for a breach, failure to perform or conduct described in this subparagraph (i), the Bank shall give Employee written notice which describes such breach, failure to perform or conduct and if during a period of thirty (30) days following such notice Employee cures or corrects the same to the reasonable satisfaction of the Bank, then this Agreement shall remain in full force and effect. However, notwithstanding the above, if the Bank has given written notice to Employee on a previous occasion of the same or a substantially similar breach, failure to perform or conduct, or of a breach, failure to perform or conduct which the Bank determines in good faith to be of substantially similar import, or if the Bank determines in good faith that the then current breach, failure to perform or conduct is not reasonably curable, then termination under this subparagraph (i) shall be effective immediately and Employee shall have no right to cure such breach, failure to perform or conduct.

(ii)

The violation by Employee of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank, the Company or any of their respective Affiliates (a “Regulatory Authority,” including without limitation the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond, the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks, or any other banking regulator having legal jurisdiction over the Bank or the Company), which results from Employee’s gross negligence, willful misconduct, or intentional disregard of such law, rule, regulation, order, or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or any of its Affiliates or to the Bank’s or its Affiliates’ reputation;

(iii)

The commission in the course of Employee’s employment with the Bank of an act of fraud, embezzlement, theft, or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);

(iv)

The conviction of Employee of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Employee from serving as an employee or executive officer of, or a party affiliated with, the Bank or Company;

(v)

Employee becomes unacceptable to, or is removed, suspended, or prohibited from participating in the conduct of the Bank’s affairs (or if proceedings for that purpose are commenced) by any Regulatory Authority; and

(vi)

The occurrence of any event that results in Employee being excluded from coverage, or having coverage limited as to Employee as compared to other covered officers or employees, under the Bank’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers or employees.

(e)

The Bank may terminate Employee’s employment at any time for any reason without Cause. Subject to the terms of this Section 6(e), in the event Employee’s employment with the Bank is terminated by the Bank without Cause (and not due to expiration or non-renewal of the Term pursuant to Section 4, Employee’s death as provided for in Section 6(b), or Employee’s Disability as provided for in Section 6(c)), and provided: (i) Employee has not breached this Agreement; (ii) Employee signs and does not revoke within the time permitted by law after the termination date a general release of claims against the Bank and its Affiliates, in form and substance satisfactory to the Bank (the “Release”); (iii) Employee is not entitled to receive the payments or benefits specified in Section 8 related to a Change in Control Termination; and (iv) Employee’s termination is a “separation from service” within the meaning of Treasury Regulation § 1.409A-l(h), then the Bank will provide Employee with the following benefits, referred to herein as the “Separation Benefits”: separation pay equal to eighteen (18) months of Employee’s base salary as in effect on the date of termination. The Separation Benefits will be paid over time less applicable federal, state, and local payroll taxes and other withholdings required by law, in accordance with the Bank’s typical payroll practices, provided that the first installment of the Separation Benefits will be on the Bank’s first regular payday occurring sixty (60) days after the termination date, and will include Separation Benefits for the period from the termination date through the payment date. The Separation Benefits under this Agreement shall be in lieu of and replace Employee’s right to severance under any other Bank agreement, plan or program. Notwithstanding the foregoing, if Employee is entitled to receive the Separation Benefits but violates any provisions of this Agreement or any other agreement entered into by Employee and the Bank after termination of employment, the Bank will be entitled to immediately stop paying any further installments of the Separation Benefits.

(f)

Immediately upon the termination of Employee’s employment with the Bank for any reason, Employee will be deemed to have resigned from all positions as an officer or director of the Bank, the Company, and all Affiliates of either. In furtherance of the preceding sentence, Employee will execute and return to the Bank all letters and documents that the Bank may reasonably require in order to evidence such resignation(s), but Employee’s failure to execute and return such documents will not have the effect of delaying or in any way invalidating the resignation(s) provided for by the preceding sentence.

7.

Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or the Bank or the Company’s respective successors in interest) shall not be required to make any payment or take any action under this Agreement if (a) the Bank is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if (b) in the opinion of counsel to the Bank such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank or the Company, including without limitation the Federal Deposit Insurance Act and Chapters 53 and 53C of the North Carolina General Statutes as now in effect or hereafter amended; (ii) would be prohibited by or would violate any applicable rules, regulations, orders, or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority; or (iii) otherwise would be prohibited by any Regulatory Authority.

8.

Change in Control Payments and Benefits.

(a)

In the event that:

(i)

During the Term of this Agreement, (x) the Bank terminates Employee’s employment without Cause (and not due to expiration of the Term pursuant to Section 4, Employee’s death as provided for in Section 6(b), or Employee’s Disability as provided for in Section 6(c)); or (y) Employee terminates such employment following a Termination Event in accordance with Section 8(e) below; and

(ii)

Such termination pursuant to clause (x) or (y) of Section 8(a)(i) above occurs at the time of, or within twelve (12) months immediately after, a Change in Control (any such termination meeting the explicit requirements of both Sections 8(a)(i) and 8(a)(ii) referred to hereinafter as a “Change in Control Termination”), then Employee shall be entitled to receive the payments and benefits specified in this Section 8.

(b)

For the purposes of this Agreement, the term “Change in Control” shall mean a change in control event as defined in Treasury Regulation § 1.409A-3(i)(5) promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including a change in effective control of the Bank, a change in the ownership of the Bank, and a change in the ownership of a substantial portion of the assets of the Bank, as such terms are defined in Treasury Regulation § 1.409A-3(i)(5).

(c)

For purposes of this Agreement, the term “Termination Event” shall mean the occurrence of any of the following events occurring without Employee’s written consent:

(i)

Employee is assigned any duties and/or responsibilities that are inconsistent with Employee’s position, duties, or responsibilities at the time of the Change in Control or with Employee’s reporting responsibilities or titles with the Bank in effect at such time;

(ii)

Employee’s annual base salary is reduced below the amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date;

(iii)

Employee’s life insurance, medical or hospitalization insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Bank to Employee as of the effective date of the Change in Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

(iv)

Employee is transferred to a primary work location outside of Fulton County, Georgia.

A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

(d)

Following a Change in Control Termination, and conditioned upon Employee signing and not revoking a Release within sixty (60) days after the effective date of the Change in Control Termination, the Bank will (i) pay to Employee a lump sum cash payment in an amount equal to two hundred percent (200%) of Employee’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code and the regulations promulgated thereunder) minus applicable withholdings required by law or authorized by Employee, and (ii) if Employee timely elects continued health insurance coverage under COBRA, the Bank will reimburse Employee for that portion of the premium necessary to continue such coverage for Employee and Employee’s family at the same rate as the Bank had contributed for such coverage as of the date of termination, for a period of twelve (12) months or until Employee becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however that the Bank will have the right to terminate such payment of insurance continuation premiums on behalf of Employee and instead pay Employee a lump sum amount equal to the monthly insurance continuation premium times the number of months remaining in the specified period if the Bank reasonably determines that continued payment of the insurance continuation premiums is or may be discriminatory or otherwise unlawful under Section 105(h) of the Code or other applicable law. The cash payment described in clause (i) above will be made on the date that is sixty-one (61) days following the effective date of the Change in Control Termination. The COBRA benefit described in clause (ii) above will be paid over time, in accordance with the Bank’s typical payroll practices, provided that the first installment of such payments will be on the Bank’s first regular payday occurring sixty (60) days after the termination date, and will include amounts for the period from the termination date through the payment date.

(e)

Following a Termination Event which gives rise to Employee’s rights hereunder, Employee shall have sixty (60) days from the date of occurrence of the Termination Event to notify Bank of Employee’s desire to terminate Employee’s employment pursuant to this Section 8, and the Bank shall have thirty (30) days to remedy the condition. Any such notice of termination by Employee shall be deemed to have occurred only upon delivery to the Bank or any successor thereto, of written notice of termination which describes the Change in Control and Termination Event. If the Bank does not remedy the condition, the Employee’s employment shall terminate on the 30th day following Employee’s delivery to the Bank of the notice of the occurrence of the Termination Event. If Employee does not so terminate Employee’s employment within such sixty (60) day period following occurrence of the Termination Event, Employee shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

(f)

It is the intent of the parties hereto that all payments made pursuant to this Agreement or otherwise in connection with a Change in Control be deductible by the Bank (or Company, as applicable) for federal income tax purposes and not result in the imposition of an excise tax on Employee. In the event that the payments provided for in this Agreement or otherwise payable to Employee (the “Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code, and but for this section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced and shall be paid in such lesser amount which would result in no portion of such Payments being subject to the excise tax under Section 4999 of the Code. Unless Employee and the Bank otherwise agree in writing, any determination required under this section shall be made in writing by independent accountants selected by the Bank, which determination shall be conclusive and binding upon Employee and the Bank for all purposes. For purposes of making the calculations required by this section, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code (including but not limited to Sections 280G and 4999). The Bank shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this section. If a reduction in the Payments constituting “parachute payments” is necessary, such reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Employee, with the understanding that reductions will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code, and then (if necessary to effect the reduction described in this section) with respect to amounts that are “deferred compensation.”

(g)

Employee’s rights and benefits under this Section 8 shall survive any termination of this Agreement or Employee’s employment. For the avoidance of doubt, in no event will Employee be entitled to receive benefits under both this Section 8 and Section 6(e) above.

9.

Successors and Assigns.

(a)

This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

(b)

The Bank is contracting for the unique and personal skills of Employee. Therefore, Employee may not assign or delegate Employee’s rights or duties hereunder without first obtaining the written consent of the Bank.

10.

Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by any party, at any time, of any breach by another party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement contains the entire agreement and understanding by and between the parties with respect to the terms described herein, and any representations, promises, agreements or understandings, written or oral, not herein contained shall be of no force or effect. No amendments or additions to this Agreement shall be binding unless in writing and signed by the parties, except as herein otherwise provided.

11.

Applicable Law; Venue. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of Georgia, except to the extent that federal law shall be deemed to apply. The parties agree that any litigation arising out of or related to this Agreement or Employee’s employment by the Bank will be brought exclusively in any state or federal court in Fulton County, Georgia. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as expressly provided above, agrees not to bring any proceeding arising out of or relating to this Agreement or Employee’s employment by the Bank in any other court.

12.

Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.

Section 409A Compliance.

(a)

The parties intend that this Agreement and the payments made hereunder will be exempt from, or comply with, the requirements of Section 409A of the Code, and this Agreement will be interpreted and applied to the greatest extent possible in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A. In that regard, if any provision of this Agreement is ambiguous as to its exemption from, or compliance with, the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with exemption from, or compliance with, those requirements. The Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting Employee to additional tax or interest, and the Bank shall not be required to incur additional compensation expense as a result of the reformed provision.

(b)

If any payment, compensation or other benefit required by the Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

(c)

If at the time of Employee’s separation from service with the Bank (i) any stock of the Bank is publicly traded on an established securities market or otherwise, and (b) Employee is a “specified employee” within the meaning of Section 409A, no payment, compensation or other benefit payable or provided to the Employee in connection with separation from service that is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A shall be paid or provided to Employee before the earlier of (i) Employee’s death or (ii) the day that is six (6) months plus one (1) day after the separation from service date (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Employee during the period between the separation from service date and the New Payment Date shall be paid to the Employee in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(d)

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service (within the meaning of Section 409A). References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of Treasury under Section 409A of the Code.

14.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A telecopy, facsimile, or electronic transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement in such form as to be binding as of the Effective Date.

FIRST CAROLINA BANK

By:	/s/ Ronald A. Day
Ronald A. Day, President and CEO

EMPLOYEE

/s/ Steven Deaton
Steven Deaton

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